SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (the “Agreement”) is executed this 14th day of May 2020, by and between Texas Wellness Center, Inc. a subsidiary of GL Brands, Inc. (“TWC”) and Rocky Mountain High Brands, Inc. (“RMHB”), which collectively are referred to as the “Parties” hereto, and as to which Agreement each individually is a “Party.”

PURPOSE AND RECITALS

1.       This Agreement is made to resolve a dispute between the Parties in which the following allegations have been asserted:

a.)       On February 21, 2019 RMHB and TWC entered into a Beverage Manufacturing and Supply Agreement (“the Manufacturing Agreement”) whereby RMHB would sell TWC approximately 200,000 cans of Green Lotus Sparkling Water for the purchase price of $322,000.00.

b.).       On or about April 1, 2019, Rocky Mountain High Brands, Inc. ("RMHB") purchased approximately 200,000 can bodies and lids from Berlin Packaging ("Berlin") and used them to produce and deliver 200,000 cans of Green Lotus Sparkling Water for TWC.

c.)        TWC made partial payment in the amount of $246,779.52 on the contract amount of $322,000.00 to RMHB for the cans. TWC had also provided, at its own expense, approximately $150,000.00 worth of ingredients that RMHB used in manufacturing the subject cans of beverages. After delivery of the cans of Green Lotus Sparkling Water to TWC, the cans were found to be leaking contents and TWC was unable to use or sell any of the product to their customers.

d.)        TWC made a demand for the return of all funds paid to RMHB due to the canned product being unfit for usage or sale to the public, and further alleged that such actions constituted breach of contract, causing damages, created a major customer relations problems for TWC and its parent company, GL Brands Inc., as well as damage to critical customer relationships.

2.       RMHB has denied, and continues to deny, all allegations made by TWC against RMHB. RMHB and TWC acknowledge that there is a bona fide dispute and difference between them concerning the alleged liability of RMHB for the damages allegedly sustained by TWC as a result of this dispute.

3.       The Parties desire to avoid the substantial cost, expense, inconvenience, time and uncertainty of litigation. The Parties hereby agree to fully and finally settle, compromise, and resolve all issues, claims, and causes of actions between them arising out of or in connection with the Dispute without admitting the claims and defenses of the other Party or Parties. This Agreement is intended as a mutual and reciprocal compromise and general release between TWC, on the one hand, and RMBH on the other, for the complete and final settlement and release of all claims between them as set forth fully below.

DEFINITIONS

4.       As used in this Compromise Settlement Agreement and Release:

a.)       “TWC” means and includes TWC and its assigns, successors, parent corporations, and subsidiary corporations.

b.)       “RMHB” means and includes RMHB, and its assigns, successors, parent corporations, and subsidiary corporations.

c.)       “Occurrence” means and includes any and all of the following: 1. The purchase of 200,000 cans of Green Lotus Sparkling Water (“the product”) by TWC for payment in the amount of $322,000.00 and the allegations that the product was defective and unsuitable for its intended use because of defects and leaking of the product from the cans in which the product was contained, 2. Any act or omission by RMHB and/or the Released Parties or any of their agents, servants, or employees prior to the date of this Agreement, which caused or allegedly caused any injury or damages to the Releasors, including claims of deceptive trade practices, breach of warranty, vicarious liability, gross negligence, and/or res ipsa loquitur, regardless of whether or not the claims have been alleged as liability claims; 3. Any and all conduct of any of RMHB or the RMHB released parties that allegedly resulted in the defective product or cans delivered to TWC and/or TWC’s affiliates or customers.

d.)       “Dispute ” means the allegations and claims asserted that that RMHB provided TWC with 200,000 cans of Green Lotus Sparkling Water (“the product”) for payment in the amount of $322,000.00 and the product was defective and unsuitable for its intended use because of defects and leaking of the product from the cans in which the product was contained.

e.)       “Claims and Causes of Action” means any and all claims alleged or which could have been alleged by TWC against RMHB, or by RMHB against TWC, of whatsoever nature, known or unknown, past, present or future, accrued or which may ever accrue, whether based in contract, common law, tort or statute, including, but not limited to, claims for economic and actual damages, lost profits, attorneys' fees.

TERMS

5.       In consideration of the promises made between the Parties hereto, the sufficiency of which consideration is hereby acknowledged, TWC and RMBH agree as follows:

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Releases.

5.1 General Release by TWC. Effective upon the execution of this Agreement by all the Parties hereto, TWC, for itself, and for its parents, subsidiaries (whether or not wholly owned), and affiliate entities, predecessors, successors, heirs and assigns, and employees, officers, directors, shareholders, owners, attorneys, agents, and sales agents hereby remise, release and forever discharge RMHB and its respective successors, executors, administrators, heirs and assigns, shareholders, owners, officers, directors, trustees, agents, attorneys, employees, owners, parents, subsidiaries and affiliate entities from any and all claims, actions, suits, judgments or liabilities of any kind or nature, whether under statute or common law or in equity, and any liens, debts, contracts, indebtedness, losses, rights, interests and demands of whatsoever kind, that TWC may have against RMHB.

5.2       General Release by RMBH. Effective upon the execution of this Agreement by all the Parties hereto, RMBH, for itself, and for its parents, subsidiaries (whether or not wholly owned), and affiliate entities, predecessors, successors, heirs and assigns, and employees, officers, directors, shareholders, owners, attorneys, agents, and sales agents hereby remise, release and forever discharge TWC and its respective successors, executors, administrators, heirs and assigns, shareholders, owners, officers, directors, trustees, agents, attorneys, employees, owners, parents, subsidiaries and affiliate entities from any and all claims, actions, suits, judgments or liabilities of any kind or nature, whether under statute or common law or in equity, and any liens, debts, contracts, indebtedness, losses, rights, interests and demands of whatsoever kind, that RMHB may have against TWC.

5.3       Payment and consideration.

In consideration of the parties’ release and compromise set forth herein, and in full and final settlement of the any and all claims and causes of action that have been asserted or could have been asserted against either Party, the Parties agree to the following:

A.       Simultaneous with the execution of this Agreement, RMHB shall issue Seventeen Million, Five Hundred thousand (17,500,000) shares of RMHB Common Stock (“the Common Stock”) to TWC or TWC’s affiliate assignee(s), as directed by TWC. The Common Stock;

i.       RMHB represents and warrants that, as of the date of this Agreement, RMHB is not insolvent, RMHB is not considering declaring bankruptcy, and no creditor of RMHB or other party has threatened to institute involuntary bankruptcy or to ask a court to place RMHB into receivership or institute any similar proceedings against RMHB. RMHB further represents and warrants that it is not aware of any liabilities, claims or proceedings against RMHB or any of its parent or subsidiary entities (apart from the Dispute) that RMHB has not disclosed in its publicly-available SEC filings. RMHB further represents and warrants that its publicly-available SEC filings are true, accurate and complete, and do not omit any material adverse facts or liabilities to the best of RMHB’s knowledge. RMHB also represents and warrants that issuance of 17,500,000 shares of common stock to TWC will not result in TWC owning more than 9.9% of the total issued and outstanding shares of RMHB.

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B.       In any lawsuit filed by RMHB against Berlin Packaging or any supplier of Berlin Packaging for claims relating to Berlin Packaging’s failure to provide the agreed upon 202,400 twelve (12) ounce can bodies and lids suitable on the can failure, RMHB agrees to pay TWC thirty percent (30%) of the net recovery, if any. RMHB also agrees to pay TWC 30% of any settlement with Berlin Packaging or any supplier of Berlin Packaging related to the Occurrence. RMHB is not obligated to file a suit against Berlin Packaging unless RMHB is able to agree to terms with a competent law firm that will agree to accept the case on a contingent fee basis, exclusive of litigation costs and expenses which RMHB will agree to pay. If RMHB is unable to secure representation under these terms, RMHB, at its sole option, work on a fee-based suit, and agrees to cooperate and work with TWC on joint participation on a fee-based lawsuit. TWC will have no obligation to pay for any attorney fees or costs of suit unless it agrees to do so in a separate writing signed by TWC.

C.        RMHB will defend, indemnify and hold TWC harmless for any third-party claim or claims related to or arising out of the Occurrence that exceed the aggregate amount of $10,000.00. Provided, however, that RMHB will have the right to either settle such claims or defend against such claims at RMHB’s expense in the exercise of its reasonable discretion. If one or more third-party claims are made against TWC that TWC believes are subject to this indemnification provision, TWC will promptly provide written notice of such claim to RMHB and will cooperate in RMHB’s investigation of such claim. TWC will have the right to approve any settlement of any third-party claims proposed by RMHB in writing in the exercise of TWC’s reasonable discretion.

6.       Acknowledgement of Sufficiency: The parties acknowledge the sufficiency of the total consideration set forth above and that said consideration constitutes a full satisfaction of all damages alleged to have been caused, directly or indirectly, by RMHB to TWC, or by TWC to RMHB, including any and all claims which could have been asserted by either party against the other as a result of the Occurrence; or which could have been asserted in connection with, or related to, the business relationship between the parties.

7.       Ownership and Non-Assignment of Claims. Each Party represents and warrants that it owns each of the Claims released by it under this Agreement and that it neither has assigned nor transferred nor purported to assign or transfer any portion of the claims released under this Agreement to any other person, firm, corporation or other entity, and that no other person, firm, corporation or other entity has any lien, claim or interest in any claim or interest arising out of, related to or connected with this Agreement.

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8.       No Representations. Each Party warrants that no promise of inducement has been offered or made except as herein set forth, and that this Agreement is executed without reliance on any statement or representation by any Party or by any agent of a Party concerning the nature and extent of the injuries and damages, or either of them, or the legal liability therefore.

9.       Entire Agreement. The Parties agree and understand that this Agreement contains the entire agreement between TWC, on the one hand, and RMBH on the other, and the terms of this Agreement are contractual and not a mere recital. For the avoidance of doubt, the parties agree that the February 1, 2019 Beverage Manufacturing and Supply Agreement (the “Manufacturing Agreement”) between RMHB and TWC terminated on April 1, 2020, and that this Agreement supersedes the Manufacturing Agreement in its entirety.

10.       Factual Investigation. Each Party has read the Agreement carefully, knows and understands the Agreement’s contents, and has made such investigation of the facts pertaining to the settlement, this Agreement, and of all matters pertaining to this Agreement, as it deems necessary or desirable. Each Party enters into this Agreement without duress and of its own free will.

11.       Independent Legal Advice. Each Party has received prior independent legal advice from legal counsel of such Party’s choice with respect to the advisability of making the settlement provided for in this Agreement and with respect to the advisability of executing this Agreement.

12.       Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the Parties and their respective heirs, successors, assigns and legal representatives.

13.       Disputed Rights. The Parties explicitly acknowledge and covenant that this Agreement represents a settlement and compromise of disputed rights, claims and defenses, and that except as specifically set forth in this Agreement, by entering into this Agreement, no Party admits or acknowledges any liability, wrongdoing, or negligence, all such liability, wrongdoing or negligence being expressly denied.

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14.       Non-Disparagement. TWC agrees that its agents will not say, write, post, or cause to be said or written any statement that, directly or indirectly (by implication or otherwise) disparages, libels, slanders, defames, criticizes or otherwise reflects adversely upon or encourages any adverse action against RMBH; likewise, RMBH agrees not to disparage TWC or any of its parent or subsidiary companies.

15.       Waiver, Modification or Amendment. No modification, amendment, or waiver of any of the provisions contained in this Agreement, or any future representations, promise, or condition in connection with the subject matter of this Agreement, shall be binding upon any Party unless made in writing and signed by such Party or its duly authorized officer or agent.

16.       Negotiated Agreement. This Agreement is the result of negotiation and no Party shall have the Agreement interpreted against it because it was the drafting Party.

17.       Headings. The use of headings in this Agreement is only for ease of reference and the headings have no effect and are not to be considered part or terms of this Agreement.

18.       Execution in Counterparts. This Agreement may be executed and delivered in any number of counterparts or copies (“counterpart”) by the Parties. When each Party has signed and delivered at least one counterpart to the other Parties to this Agreement, each counterpart shall be deemed an original and, taken together, shall constitute one and the same Agreement, which shall be binding and effective as to the Parties. Facsimile or electronic signatures shall have the same force and effect as original signatures.

19.       Governing Law. This Agreement, and all acts and transactions pursuant hereto, as well as the rights and obligations of the Parties pursuant hereto, shall be governed, construed, and interpreted in accordance with the laws of the State of Texas.

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20.       Venue. Any action or proceeding seeking to enforce any provision of this Agreement or based on any claimed right arising out of this Agreement must be brought against any Party in the United States District Court for the Northern District of Texas, Dallas Division, subject to the relevant jurisdictional requirements. Each of the Parties consents to the jurisdiction of the Northern District of Texas (and any appropriate federal appellate court) for the purpose of enforcing this Agreement, and waives any objection to such venue. If any Party initiating an action or proceeding seeking to enforce any provision of this Agreement or based on any claimed right arising out of this Agreement does not or cannot allege an amount in controversy exceeding $75,000, exclusive of interest and costs, the filing Party must stipulate in the Party’s initial filing that the amount in controversy is less than $75,000. Any action hereunder seeking less than $75,000, or any action that the United States District Court for the Northern District of Texas determines that it lacks jurisdiction to resolve (exclusive of appeals), must be brought in the District Court for Dallas County.

21.       Authority. Each of the persons executing this Agreement represents and warrants that he or she is legally competent and qualified to execute the Agreement, and has the authority to bind his, her or its respective principals to this Agreement.

22.       Effective Date. This Agreement shall become effective upon the last party signing this Agreement.

23.       Attorneys’ fees. The parties will pay their own attorneys’ fees and bear any other expenses, including court costs, incurred by them in connection with their disputes, including without limitation, the negotiation and execution of this Agreement. If a dispute arises over the enforcement and/or interpretation of this Agreement, the prevailing party shall recover its reasonable and necessary fees, costs and litigation expenses from the other party.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date set forth above.

TEXAS WELLNESS CENTER LLC (“TWC”)		ROCKY MOUNTAIN HIGH BRANDS, INC. (“RMHB”)
By:	/s/ Carlos Frias	By:	/s/ David Seeberger
Its:	CEO	Its:	CEO
Dated:	5/14/2020	Dated:	5/14/2020

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